Exhibit 99.2

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc.
Acquires Retail Development Property for $2.4 Million in Grove, Oklahoma

•	Shadow-anchored by a Harp’s Food Store, another Wheeler property

•	Acquisition expands Wheeler’s geographic footprint to six locations in Oklahoma

Virginia Beach, VA – November 25, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has acquired a development property for an acquisition value of $2.4 million. The asset was acquired from Sooner Capital, LLC, an affiliate of the Company, and was paid for using a combination of cash and the assumption of debt.

The land is commercially zoned, and the Company expects to develop the property into Harbor Pointe Shopping Center. The future retail property is shadowed-anchored by another Wheeler owned asset, a Harp’s Food Store (“Harp’s”), which is one of the region’s most recognized independent grocery store chains. The two properties are located on a combined 10.8 acres of land and will have a potential total gross leasable area of 77,225 square feet.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “Harbor Pointe is an exciting opportunity to further support a market in which we have vast knowledge and experience. This development property fits our acquisition criteria, as it was acquired at favorable rates and is located in a secondary or tertiary market in a growing community. The land is ready for vertical development, and we look forward to launching construction on this project. Upon completion, Harbor Pointe and Harp’s will provide the complete shopping center environment, and we anticipate it will become the primary retail destination for the community.”

Harbor Pointe – Development Property
The development property is approximately 7.2 acres of land and was acquired with elevated building pads as well as all entitlements in place which include zoning, sewer, curb and gutter systems. Harbor Pointe is located at the southwest corner of Har-Ber Road and S. Main Street, which averages 14,000 vehicles per day.

Location / Demographic Information
Grove, Oklahoma is located in Delaware County and has been named the fastest growing community in the state. Delaware County is considered the fastest-growing county in the state and has a population of approximately 41,487.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated, successful development of the property referenced herein. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com